UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2026

H.B. Fuller Company
(Exact name of registrant as specified in its charter)

Minnesota	001-09225	41-0268370
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Willow Lake Boulevard, P.O. Box 64683, St. Paul, Minnesota (Address of principal executive offices)		55164-0683 (Zip Code)

Registrant’s telephone number, including area code: (651) 236-5900

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00	FUL	NYSE

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 17, 2026, H.B. Fuller Company, a Minnesota corporation (the “Company”), entered into an Amendment No. 3 (the “Amendment”) with JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”), the various lenders party thereto and certain of the Company’s subsidiaries, which amends the Second Amended and Restated Credit Agreement dated as of February 15, 2023, as previously amended, among the Company, the lenders from time to time party thereto and the Administrative Agent (the “Existing Credit Agreement”; the Existing Credit Agreement as amended by the Amendment is referred to herein as the “Credit Agreement”).

Pursuant to the Amendment, (i) the existing term A loans under the Credit Agreement were refinanced by “2026 Amendment Term A Loans” (as defined in the Credit Agreement) in the principal amount of $420,000,000 (the “Amended Term A Loans”), (ii) the existing revolving loans under the Credit Agreement were refinanced by “2026 Amendment Revolving Loans” (as defined in the Credit Agreement) in the principal amount of $700,000,000, (iii) certain lenders party to the Amendment increased their revolving loan commitments under the Credit Agreement in the aggregate principal amount of $100,000,000, thereby increasing the aggregate principal amount of the revolving credit facility available to the Company under the Credit Agreement to $800,000,000 (the “Amended Revolving Loans”), (iv) the maturity date of the Amended Term A Loans and the Amended Revolving Loans was extended to July 17, 2031 and (v) the interest rate margins applicable to the Amended Term A Loans and the Amended Revolving Loans were decreased by 25 basis points (0.25% per annum). The commitment fee rates and interest rates applicable to the term loan B facility remain unchanged.

A copy of the Amendment (including the Credit Agreement as revised by the Amendment, as attached to the Amendment) is attached as Exhibit 10.1 hereto and is expressly incorporated by reference herein. The foregoing description is qualified in its entirety by reference to the actual terms of the Amendment.

The foregoing descriptions and the copy of the Amendment have been included to provide information regarding the terms of the agreement. They are not intended to provide any other factual information about the Company. In particular, investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates.

Item 1.02	Termination of a Material Definitive Agreement.

Upon and in connection with the Amendment, that certain Secured Bridge Credit Agreement, dated as of June 25, 2026, by and among the Company, H.B. Fuller Medical Adhesive Technologies Inc., a wholly-owned subsidiary of the Company, Goldman Sachs Bank USA, as Administrative Agent, Sole Lead Arranger and Bookrunner and the lenders party thereto (the “Secured Bridge Credit Agreement”) was terminated pursuant to its terms. There were no loans or other amounts outstanding under the Secured Bridge Credit Agreement at termination, no prepayment premium resulted from the termination, all accrued and unpaid fees thereunder were paid in full, and all commitments thereunder were terminated.

As previously disclosed in the Current Report on Form 8-K filed on June 26, 2026, the Secured Bridge Credit Agreement made available to the Company certain borrowings in an aggregate amount of up to $2,086,713,188 on the terms and conditions set forth in the Secured Bridge Credit Agreement in order to, among other things, refinance certain indebtedness of the Company and to pay any fees and expenses in connection therewith, and for working capital and general corporate purposes.

In the ordinary course of their respective businesses, one or more of the lenders under the Secured Bridge Credit Agreement, or their affiliates, have or may have various relationships with the Company or its subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses. In addition, the Company and its subsidiaries may have entered into or may enter into in the future certain engagements with one or more of the lenders under the Secured Bridge Credit Agreement or their affiliates relating to specific endeavors.

The foregoing summary of the Secured Bridge Credit Agreement is subject to, and qualified in its entirety by, the text of the Secured Bridge Credit Agreement, which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K on June 26, 2026 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1*
Amendment No. 3, dated July 17, 2026, to the Second Amended and Restated Credit Agreement, dated February 15, 2023, among H.B. Fuller Company and JPMorgan Chase Bank, N.A., as administrative agent and the various other parties named thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain annexes, schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the U.S. Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 20, 2026

H.B. FULLER COMPANY

By:	/s/ Gregory O. Ogunsanya
Gregory O. Ogunsanya
Senior Vice President, General Counsel and Corporate Secretary